Exhibit 21.1

LIST OF SUBSIDIARIES
of SMART Modular Technologies (WWH), Inc.
as of August 27, 2010

Jurisdiction of
Incorporation

1. SMART Modular Technologies (Global), Inc.	Cayman Islands
2. SMART Modular Technologies (DH), Inc.	Cayman Islands
3. SMART Modular Technologies (DE), Inc.	Delaware
4. SMART Modular Technologies, Inc.	California
5. SMART Modular Technologies (Europe) Limited	United Kingdom
6. SMART Modular Technologies Deutschland GmbH	Germany
7. ConXtra Inc.	California
8. SMART Modular Technologies (AZ), Inc. (fka Adtron Corporation)	Arizona
9. SMART Modular Technologies (CI), Inc.	Cayman Islands
10. SMART Modular Technologies (Foreign Holdings), Inc.	Cayman Islands
11. SMART Modular Technologies (Puerto Rico) Inc.	Cayman Islands
12. SMART Modular Technologies (NL) B.V. (fka Euroground I B.V.)	Netherlands
13. SMART Modular Technologies Sdn. Bhd.	Malaysia
14. SMART Modular Technologies Indústria de Componentes Eletrônicos Ltda.	Brazil
15. SMART Modular Technologies do Brasil — Indústria eComércio de Componentes Ltda.	Brazil
16. SMART Modular Technologies (SG) PTE. LTD.	Singapore